Exhibit 10.50

                    [Letterhead of Union of Textile Workers]


3rd January, 1996

Mr. C. Balakrishnan,
British Trimmings Ltd.
Coronation Street,
STOCKPORT,
Cheshire

Dear Mr. Balakrishnan,

1996 Wages & Conditions

     Following the ballot of members, I now confirm acceptance of a 3.6% increase in basic pay, and a new minimum rate for new starters of (pound sign)135.00 per 39 hours operative from 2nd January 1996.

Yours sincerely
(signature of General Secretary)
General Secretary